Exhibit 4.8
     RELEASE OF CERTAIN GUARANTORS (this “Release”), dated as of January 30, 2008, by and among CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (the “Issuer”), those Subsidiary Guarantors parties hereto, and U.S. BANK NATIONAL ASSOCIATION, as Trustee under the Indenture (the “Trustee”).
W I T N E S S E T H:
     WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an Indenture, dated as of July 25, 2007, as supplemented by the First Supplemental Indenture, dated as of July 25, 2007, and the Second Supplemental Indenture, dated as of December 31, 2007 (the “Indenture”), providing for the issuance of the 8 7/8% Senior Notes due 2015 (the “Securities”);
     WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of November 27, 2007 (as amended, supplemented or otherwise modified from time to time, the “Sale Agreement”), by and between Issuer and Capella Healthcare, Inc. (“Purchaser”), Issuer has agreed to sell (or to cause certain of its Subsidiaries to sell) to Purchaser, and Purchaser has agreed to purchase, all of the outstanding equity interests of certain Subsidiaries of the Issuer (such transaction, the “Sale”).
     WHEREAS, (i) upon the consummation of the Sale, each of the Subsidiary Guarantors listed on the signature pages hereto (the “Sold Subsidiary Guarantors”) will no longer be Subsidiaries of the Issuer, (ii) the Purchaser is not the Issuer or a Restricted Subsidiary of the Issuer, (iii) the Sale is permitted by the Indenture, and (iv) the Issuer has delivered an Officer’s Certificate to the Trustee to the effect that the Issuer will comply with its obligations under Section 4.06 of the Indenture with respect to the Sale.
     WHEREAS pursuant to Section 10.06(1) of the Indenture, a Guarantor will be released from its obligations under the Indenture under the circumstances described in the immediately preceding recital.
     WHEREAS pursuant to the last sentence of Section 10.06 of the Indenture, the Issuer requests and the Trustee is authorized to execute and deliver this Release evidencing such release pursuant to Section 10.06(1) of the Indenture.
     NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, those Subsidiary Guarantors parties hereto and the Trustee mutually covenant and agree as follows:
     SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.
     SECTION 2. Subsidiary Guarantors. Effective from and after the consummation of the Sale, each of the Sold Subsidiary Guarantors is hereby irrevocably released and discharged from its obligations under Article 10 of the Indenture, any Guaranty Agreement to which it may be party or any obligations with respect to the Securities.
     SECTION 3. Ratification of Indenture; Release Part of Indenture. Except as expressly modified hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Release shall form a part of the Indenture for all purposes, shall inure to the benefit of the Issuer, each of the Sold Subsidiary Guarantors, the Trustee and every Holder of Securities heretofore or hereafter authenticated and the Issuer, each of the Sold Subsidiary Guarantors, the Trustee and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
     SECTION 4. Governing Law. THIS RELEASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     SECTION 5. Trustee Makes No Representation. The Trustee makes no representation as to the accuracy or correctness of the recitals of this Release.
     SECTION 6. Counterparts. The parties may sign any number of copies of this Release. Each signed copy shall be an original, but all of them together represent the same agreement.
     SECTION 7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Release.

IN WITNESS WHEREOF, the parties have caused this Release to be duly executed as of this 30th day of January 2008.

CHS/Community Health Systems, Inc., a Delaware corporation
By:	/s/ Rachel A. Seifert
Rachel A. Seifert
Senior Vice President, Secretary & General Counsel

Sold Subsidiary Guarantors:

Cullman Hospital Corporation
Farmington Hospital Corporation
Farmington Missouri Hospital Company, LLC
National Healthcare of Cullman, Inc.
National Healthcare of Decatur, Inc.
National Healthcare of Hartselle, Inc.
Oregon Healthcorp, LLC
QHG of Jacksonville, Inc.
Russellville Holdings, LLC
Sparta Hospital Corporation
Willamette Valley Medical Center, LLC

By:	/s/ James W. Doucette
	Name:	James W. Doucette
	Title:	Vice President, Finance and Treasurer

U.S. Bank National Association,
as Trustee

By:	/s/ Donna L. Williams Donna L. Williams
Vice President